UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 23, 2005

Andrx Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-31475	65-1013859
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4955 Orange Drive, Davie, Florida		33314
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	954-584-0300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.02 Termination of a Material Definitive Agreement.

On September 23, 2005, Andrx Corporation ("Andrx"), through its wholly-owned subsidiary, as the administrative borrower, notified Bank of America, N.A., that, effective October 7, 2005, it was terminating the Credit Agreement dated as of December 30, 2002, as amended, by and among Andrx, certain subsidiaries of Andrx, and Bank of America, N.A., as Agent for those certain lenders (the "Credit Agreement").

The Credit Agreement provided for a four-year, secured revolving line of credit facility for up to an aggregate amount of $185.0 million. Borrowings available under the credit facility were limited to defined values of eligible accounts receivable, inventories, property, plant and equipment and reserves established by the lenders. Interest accrued on the average outstanding principal balance under the credit facility and a fee accrued on the unused portion of the credit facility. Andrx and its subsidiaries granted the lenders a first priority security interest in substantially all of their respective assets, including accounts receivable, inventories, deposit accounts, property, plant and equipment and general intangibles, and real estate owned at the date of the credit facility.

There has not been any money borrowed since the Credit Agreement was entered into in 2002. Annual fees associated with maintaining the credit facility totaled approximately $1.4 million. Andrx terminated the Credit Agreement based on its levels of cash, cash equivalents and investments available-for-sale, which totaled $345.4 million as of June 30, 2005.

There is no early termination penalty associated with the termination of the Credit Agreement. In the quarter ending September 30, 2005, Andrx will incur a charge of approximately $1.2 million related to the Credit Agreement’s capitalized unamortized transaction costs.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Andrx Corporation

September 29, 2005	By:	Angelo C. Malahias

Name: Angelo C. Malahias
Title: President